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                               ROCKY MOUNTAIN INTERNET
                                     NEWS RELEASE


FOR IMMEDIATE RELEASE

Contacts:
Chad Morris or Barbara Archer
Metzger Associates
303-786-7000
chad@metzger.com
archer@metzger.com

Jennifer Boman
Rocky Mountain Internet Inc.
303-313-0743
jboman@rmi.net

Keely Hawk
Director of Investor Relations
Internet Communications Corp.
303-414-7174

                          ROCKY MOUNTAIN INTERNET TO ACQUIRE
                            INTERNET COMMUNICATIONS CORP.
                            FOR APPROXIMATELY $38 MILLION

                      ACQUISITION FURTHER POSITIONS COMPANY AS
                     NATIONWIDE COMMUNICATIONS SERVICES PROVIDER


DENVER, June 8, 1998 -- Rocky Mountain Internet Inc. (NASDAQ SmallCap Market-RMII, RMIIW) announced today that it has entered into a definitive agreement to purchase Internet Communications Corp. (NASDAQ: INCC), headquartered in Greenwood Village, Colo. All of the outstanding shares and options convertible into shares of Internet Communications' common stock will be acquired for a range between $6.65 and $6.80 per share, for a total consideration of approximately $38 million. The acquisition is subject to the approval of Internet Communications' shareholders and other conditions. Interwest Group Inc., an affiliate of Anschutz Company, holds a controlling share stake in Internet Communications and has agreed to vote in favor of the transaction.

Upon completing the transaction, RMI will begin doing business under the name Internet Communications Corp. and will obtain control of Internet Communications' extensive data center, 26 field offices and 180 employees. RMI gross revenues for year-end 1997 were $6.1 million, and Internet Communications' gross revenues for the same period were $36.1 million. The company does not expect any significant reduction in personnel.

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According to Douglas H. Hanson, president and CEO of Rocky Mountain Internet,
"Internet Communications has become a significant regional network services provider with the ability to develop integrated network solutions in both voice and data environments. Their technical expertise, strong customer base and nationwide reputation will propel our company into the ranks of the nation's most significant players offering complete communications solutions. The synergy of the two companies will also enable us to gain significant economies of scale as we reduce overhead as a percentage of revenue."

John Couzens, president of Internet Communications, stated, "Doug Hanson is an established, recognizable and respected leader in the telecommunications industry, and his vision is consistent with the direction of Internet Communications. In addition, RMI's state-of-the-art infrastructure, introduction of IP Telephony, and recent strategic partnerships with PSINet, PacNET and Frontier Corp. will drive Internet Communications to the next level."

Hanson will remain chairman and CEO, and Couzens will become the president and COO of the combined company. The consolidation of the offices and network will begin immediately upon completion of the merger. A decision on the new location has not been made, but will be forthcoming.

RMI has secured short-term financing commitments in the aggregate amount of $42 million for the acquisition from a lending group arranged by Furman Selz LLC, a subsidiary of ING Barings. The acquisition is expected to close within 90 days.

This press release includes forward-looking statements relating to the future performance of RMI and Internet Communications. There can be no assurance that actual results will not differ from the companies' expectations, which differences may be material. Factors which could cause materially different results include failure to obtain approval of the merger from Internet Communications' shareholders, the successful completion of the merger, the successful expansion into new markets, the integration of the companies (including achieving mutual cost savings and minimizing costs related to such integration) and possible negative economic conditions.

Rocky Mountain Internet (http://www.rmi.net) is a full-service, national telecommunications company providing Internet access, Web development and hosting, network management, system integration, co-location services, and IP Telephony long distance to clients throughout the United States. The company's wholly owned subsidiary, Rocky Mountain Broadband, is poised to offer local and long distance telephone service beginning July 1, 1998. The company's frame relay backbone is one of the only

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Colorado-based Internet networks utilizing the industry-leading Cascade switching technology, with broadband B-STDX 9000 switches strategically placed throughout Denver, Boulder and Colorado Springs to provide full network redundancy.

RMI maintains strategic partnerships with such companies as Frontier Corp. (long distance services), PSINet (Internet services), Vienna Systems (IP Telephony) and WinStar PacNet.

Internet Communications Corp (http://www.incc.net) is a leading regional communications integration company which plans, designs, implements and maintains customized wide-area and local-area networks for voice and data. In addition, the company provides a broad range of enhanced network services, full service Internet access, World Wide Web services and outsourcing capabilities. Founded in 1986, INCC is headquartered in Greenwood Village, Colo.

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